Exhibit 99

[The Beard Company Logo]

    THE BEARD COMPANY                                              News Release
Enterprise Plaza, Suite 320
  5600 North May Avenue                                 Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333    OTCBB:  BRCO


                           THE BEARD COMPANY ANNOUNCES
                        ELECTION OF HENRY AS PRESIDENT OF
                            BEARD TECHNOLOGIES, INC.


FOR IMMEDIATE RELEASE:  Monday, October 4, 2004

     Oklahoma City, Oklahoma --- The Beard Company announced that Beard Technologies, Inc. ("BTI"), the Company's principal operating subsidiary, has elected C. David Henry as President. Henry succeeds Philip R. Jamison who has taken the new position of Chairman of BTI while continuing to serve as a director.

     BTI, a wholly-owned subsidiary of the Company, is headquartered in the University of Pittsburgh Advanced Research Center (UPARC), at 355 William Pitt Way, Pittsburgh, Pennsylvania 15238. BTI is currently providing dredging services for DTE Dickerson, LLC and recently announced the execution of a pond fines recovery agreement with Pinnacle Mining Company, LLC.

     Henry, who has been with BTI for over six years, had served as Vice President of Operations since 2000 where he focused on the development of coal recovery operations through the utilization of advanced coal processing technologies and the production of high-grade fine coal products. His area of expertise includes recovery and reclamation of coal slurry impoundments, testing and analysis of coal slurry samples, slurry pond reclamation design and coal preparation. Dave received a BS degree in biology from Slippery Rock University in 1976.

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.

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